American Uranium Announces Appointment of Attorney Joseph Distefano As Director

01-20-2009

Denver, CO.  American Uranium Corporation (OTCBB:ACUC.OB) (“American” or the “Company”) is pleased to announce effective January 15, 2009 the appointment of Attorney Joseph DiStefano to its Board of Directors.  Joseph DiStefano joined the U.S. Atomic Energy Commission’s Solicitor’s office in 1972, and since then has been involved in many of the legal, business and governmental issues affecting nuclear power and the nuclear fuel cycle.

Company President Bob Rich said “Joe DiStefano has a distinguished history in the field of nuclear energy and will bring new skills and a fresh perspective to American Uranium’s Board.  I look forward to working with Joe as the Company moves forward with its 2009 program.”

At the Atomic Energy Commission, Mr. DiStefano represented the Commission in federal courts and advised the Commissioners on quasi-judicial matters.  Later, he served as Assistant General Counsel for General Litigation in the U.S. Department of Energy.  In this capacity, he and his staff were involved in diverse government litigation affecting nuclear energy, including the fuel cycle, transportation, insurance, radiation injury, and nuclear weapons.

During the 1990’s Mr. DiStefano was retained as legal counsel to Lockheed Martin Utility Services, which operated the U.S. Gaseous Diffusion Plants.  He assisted Lockheed in its bid as merger and acquisition candidate during the privatization of USEC.

Since 2003, Mr. DiStefano has served as a Director of Urenco Investments, Inc. and Urenco, Inc. These companies are subsidiaries of Urenco Limited, a global supplier of uranium enrichment services using its proprietary advanced centrifuge technology.  From 1987 to 1995, he was General Counsel and Corporate Secretary to Urenco and was directly engaged in the early negotiation, formation and licensing of the LES Partnership, the first private enterprise to be licensed by the U.S. Nuclear Regulatory Commission to build and operate an enrichment facility in the United States.

AMERICAN URANIUM CORPORATION is a US uranium exploration and development company with projects in the Powder River Basin, Wyoming and Arizona Strip.

Legal Notice Regarding Forward-Looking Statements:

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur.  Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-K and other periodic reports filed from time to time with the Securities and Exchange Commission.

For further information contact:

Investors Relations at:

1.303.634.2265

or

info@americanuanium.com

www.americanuraniumcorp.com